FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Common Stock and Series F Preferred Stock Dividends for February 2014

Following Recent Approval of Cole Merger by both Companies’ Stockholders,

Annualized Common Stock Dividend Increase to $1.00 per Share Expected to Become Effective with February 2014 Dividend

ARCP May Pay an Additional Interim Period Dividend to its Common Stockholders in Connection with Cole Transaction

New York, New York, January 24, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $1.00 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, effective with the closing of ARCP’s pending merger with Cole Real Estate Investments, Inc. (“Cole”). The per share annualized dividend of $1.00 reflects an increase of $0.06 per share from $0.94 per share to $1.00 per share, effective with the merger closing. Following approvals of the merger by both ARCP’s and Cole’s stockholders, ARCP expects that the annualized dividend of $1.00 per share will now become effective with the February 2014 dividend. Accordingly, on February 14, 2014, ARCP would pay a distribution of $0.08333 per share to stockholders of record at the close of business on February 7, 2014.

Additionally, ARCP will pay its first monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing January 3, 2014 through February 14, 2014, on February 17, 2014. Holders of Series F Preferred Stock on February 1, 2014 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360 day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.13958333 per 30 day month. Because the initial payment on February 17, 2014 includes the additional accrual period from January 3, 2014 through January 14, 2014, the aggregate payment to Series F Preferred Stock holders as of February 1, 2014 will be $0.19076388 per share.

Furthermore, pursuant to the merger agreement between ARCP, Cole and a related party, ARCP and Cole agreed to pay a “stub period” dividend to their respective stockholders for the period since their most recent record date through the last business day prior to the closing of the merger. The “stub period” dividend will reflect a fraction of ARCP’s monthly common stock dividend by dividing the amount of days elapsed since the last common stock dividend record date divided by the amount of days in the month in which the “stub period” dividend will be paid. Such “stub period” dividend will be paid on the last business day prior to the closing of the merger.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s and Cole’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the merger agreement will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the failure to obtain certain regulatory approvals in connection with the closing of the merger; (3) risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger; (4) the effect of the announcement of the proposed merger on ARCP’s or Cole’s relationships with their respective customers, tenants, lenders, operating results and businesses generally; (5) the outcome of any legal proceedings relating to the merger or merger agreement; (6) risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (7) ARCP’s inability to timely achieve the benefits associated with becoming a self-managed real estate company; (8) market volatility; (9) unexpected costs or unexpected liabilities that may arise from the transaction; (10) the inability to retain key personnel; (11) continuation or deterioration of current market conditions; (12) whether or not ARCP common stock will be included in REIT and public exchange indices; (13) uncertainty regarding the level of demand for ARCP common stock that inclusion in such indices would generate; (14) future regulatory or legislative actions that could adversely affect ARCP; and (15) the business plans of the tenants of ARCP. Additional factors that may affect future results are contained in ARCP’s and Cole’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP and Cole disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500